Exhibit 99.1

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629

PHONE (574) 970-7912

N E W S   R E L E A S E

Date:	November 26, 2012
Contact:	Peter B. Orthwein or Jeffery A. Tryka, CFA

THOR ANNOUNCES FIRST QUARTER FISCAL 2013 RESULTS

Thor Industries, Inc. (NYSE:THO) today announced results for its first quarter ended October 31, 2012. Consolidated sales for the first quarter of fiscal 2013 were $875.6 million, up 30% from $673.0 million in the first quarter last year. Net income for the first quarter was $31.0 million, up 38% from $22.4 million in the first quarter last year. Basic earnings per share (EPS) for the first quarter were 59¢, up 44% from 41¢ in the first quarter last year.

“We are pleased with the strength of our revenue growth and profitability demonstrated in the first quarter. Despite this strength, our results were affected by an ongoing competitive environment, along with certain expenses that we do not expect to repeat,” said Bob Martin, Thor President and Chief Operating Officer. “The RV and bus markets remain very competitive, with heightened discounting and aggressive bidding affecting sales and margins. Bus margins were also affected by a shift in product mix toward lower-margin units. During the quarter, we incurred separation costs related to management transitions and a legal settlement that, combined, were approximately $1.6 million, which we do not anticipate will recur. These expenses reduced our EPS by approximately 2¢ for the quarter.”

Total RV sales for the first quarter ended October 31, 2012 were $761.4 million, up 36% from $561.7 million in the first quarter last year. Towable RV sales for the first quarter were $639.2 million, up 28% from $499.1 million in the first quarter last year. Motorized RV sales for the first quarter were $122.2 million, up 95% from $62.6 million in the first quarter last year. Bus segment sales for the first quarter were $114.2 million, up 3% from $111.3 million in the first quarter last year.

Total RV income before tax for the first quarter ended October 31, 2012 was $51.1 million, up 51% from $33.9 million in the prior year period. Towable RV income before tax for the first quarter was $42.7 million, up 31% from $32.6 million in the first quarter last year. Motorized RV income before tax for the first quarter was $8.4 million, up more than six fold from $1.3 million last year. Bus segment income before tax for the first quarter was $3.7 million, compared to $5.3 million in the first quarter last year.

“Thor delivered revenue that was a record for the fiscal first quarter and improved bottom-line results, driven by solid growth in the RV market and a stable bus market,” said Peter B. Orthwein, Thor Chairman. “Our first-quarter results were supported by dealer optimism and strong orders at our Elkhart Open House held in September, and the strength we experienced provides reason for optimism in the first half of the fiscal year. As we open the largest RV tradeshow of the year in Louisville this week, we will assess the level of dealer confidence as we head into the early retail show season beginning in January. Although we have seen a recent upturn, we remain cautious given the overall economic uncertainty. In addition, both the RV and bus markets remain very competitive, with elevated levels of discounting,” he added.

Thor is the sole owner of operating subsidiaries that, combined, represent the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses and ambulances.

This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate increases, restrictive lending practices, recent management changes, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2012. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.

THOR INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE 3 MONTHS

ENDED OCTOBER 31, 2012 and 2011

($000 except per share—unaudited)

	3 MONTHS ENDED OCTOBER 31,
	2012	% Net Sales (1)	2011	% Net Sales (1)
Net sales	$875,612		$673,000
Gross profit	$100,592	11.5%	$74,978	11.1%
Selling, general and administrative	$51,465	5.9%	$38,460	5.7%
Amortization of intangibles	$2,768	0.3%	$2,847	0.4%
Interest income, net	$699	0.1%	$926	0.1%
Other income, net	$553	0.1%	$51	0.0%

Income before taxes	$47,611	5.4%	$34,648	5.1%
Taxes	$16,623	1.9%	$12,290	1.8%

Net income	$30,988	3.5%	$22,358	3.3%

E.P.S. - basic	$0.59		$0.41
E.P.S. - diluted	$0.58		$0.41
Avg. common shares outstanding-basic	52,928,467		54,992,184
Avg. common shares outstanding-diluted	53,035,582		55,014,007

SUMMARY BALANCE SHEETS—OCTOBER 31, ($000) (unaudited)

	2012	2011		2012	2011
Cash and equivalents	$214,498	$207,538	Current liabilities	$311,841	$268,550
Accounts receivable	215,768	165,248	Other liabilities	82,096	83,284
Inventories	225,820	183,125	Stockholders’ equity	873,616	830,535
Deferred income tax and other	51,111	55,780

Total current assets	707,197	611,691
Fixed assets, net	166,647	166,411
Goodwill	245,977	245,209
Amortizable intangible assets	113,360	122,408
Other assets	34,372	36,650

Total	$1,267,553	$1,182,369		$1,267,553	$1,182,369

(1)	Percentages may not add due to rounding differences